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                                                                   EXHIBIT 23.01






                         INDEPENDENT AUDITORS' CONSENT




The Board of Directors
The St. Joe Company:

We consent to incorporation by reference in the registration statements (No. 333-23571 and No. 333-43007) on Form S-8 of The St. Joe Company, of our reports dated February 8, 2000, relating to the consolidated balance sheets of The St. Joe Company as of December 31, 1999 and 1998, and the related consolidated statements of income, changes in stockholders' equity, and cash flow for each of the years in the three-year period ended December 31, 1999, and all related schedules, which reports appear in the December 31, 1999, annual report on Form 10-K of The St. Joe Company.




                                              KPMG LLP



Jacksonville, Florida
March 16, 2000